EXHIBIT 99.1

newsrelease

Media contact:	Investor contact:
Mike Jacobsen	John Kristoff
+1 330 490 3796	+1 330 490 5900
jacobsm1@diebold.com	kristoj@diebold.com
FOR IMMEDIATE RELEASE:
April 25, 2006
DIEBOLD REPORTS FIRST QUARTER FINANCIAL RESULTS
Company announces plans to close manufacturing facility in France and establish plant in Eastern Europe
•	GAAP earnings of $.18 per share, or $.22* per share excluding restructuring charges

•	Strong first-quarter total revenue growth, led by U.S. security and international financial self-service

•	Manufacturing optimization plan initiated

•	Multi-year profit improvement program underway
NORTH CANTON, Ohio — Diebold, Incorporated (NYSE: DBD) today reported first quarter 2006 revenue from continuing operations of $623.7 million, up 16.5 percent from the first quarter of 2005. Net income for the first quarter was $12.7 million, compared to net income of $27.9 million in the first quarter of 2005. Diluted earnings per share were $.18 compared to $.38 in the first quarter of 2005.
Included in the first quarter 2006 reported results were restructuring charges of $.04 per share resulting primarily from the realignment of global research and development efforts. Excluding the impact of these restructuring charges, diluted earnings per share in the first quarter would have been $.22.
Net cash provided by operating activities was $54.4 million, down $24.1 million, or 30.7 percent, from the prior year; while free cash flow* decreased by $15.9 million, moving from free cash flow* of $58.4 million in the first quarter 2005 to $42.5 million in the first quarter 2006.
Business Review
Manufacturing optimization
Diebold plans to continue to optimize its manufacturing capacity, including a restructuring of its production operations, in 2006. A major component of this initiative is to establish a new manufacturing operation for financial self-service terminals and related components in the Eastern European region. The company has identified Budapest, Hungary, as the likely location for this facility. Diebold plans to have this new facility operating by the fourth quarter 2006.
Additionally, as a result of this planned restructuring, the company today notified affected associates and the related Work Council, as required by French labor law, that it plans to close its existing production facility located in Cassis, France.
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*See accompanying notes for non-GAAP measures.

PAGE 2/DIEBOLD ANNOUNCES FIRST QUARTER RESULTS
In addition to the previously announced restructuring charges of $.12 per share for 2006, the company is anticipating restructuring charges of $.38 to $.43 per share, as a result of the planned closure of the Cassis production facility. Approximately $25 million to $30 million of the anticipated restructuring charges associated with Cassis are expected to be cash charges, which will adversely affect free cash flow for 2006.
Multi-year profit improvement plan
As previously disclosed in the company’s 2005 fourth quarter earnings release, Diebold has initiated its multi-year profit improvement plan that encompasses a $100 million reduction in the company’s cost structure by 2008. These improvements are focused on a number of key areas including forecasting, order management, product staging, accounts receivable and other elements of supply chain management.
These savings are summarized into three primary categories: direct material purchases with anticipated savings of $25 million; indirect purchases with anticipated savings of $50 million; and manufacturing expenses/process improvement with anticipated savings of $25 million. The company anticipates achieving $35 million of these savings in 2007 with the remaining $65 million expected to be realized in 2008.
ERP/IT implementation
As part of the company’s effort to reorganize its global information technology (IT) and business transformation operation, Diebold is re-evaluating its IT outsourcing strategy. The current strategy, developed nearly four years ago, entails an outside consulting company providing various IT-related services to Diebold, including deploying and implementing a global enterprise resource planning (ERP) system across the company. Senior management has made significant progress in determining the proper course of action moving forward, and expects to finalize those plans during the second quarter of 2006.
Management commentary
“As I reported last quarter, we have a number of key initiatives underway to return the company to long-term profitable growth. I’m very pleased with the progress we’ve made in these areas during the past quarter,” said Thomas W. Swidarski, president and chief executive officer. “Realigning the company’s manufacturing operations in Europe is necessary given the tangible growth we’re seeing in Central and Eastern Europe as well as the prevailing market and competitive conditions in the financial self-service industry worldwide. In addition, this plan allows us to gain greater efficiencies in our supply chain and shorten customer lead times by being closer to our base of suppliers in Central and Eastern Europe.”
Swidarski continued, “During the past quarter, we have also made progress on our multi-year profit improvement plan. We have made a number of strategic investments in internal and external resources in the procurement and logistics areas. In addition, I am continuing to focus on the organization and in making changes in key areas that I believe will positively affect our performance. While I am encouraged with the positive steps we have made to date, we are in the very early stages of this process. I am confident that our approach will address the key priorities for the company moving forward — to get us closer to the customer, strengthen our supply chain and improve the product and service solutions we offer.”
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PAGE 3/DIEBOLD ANNOUNCES FIRST QUARTER RESULTS
Kevin J. Krakora, vice president and chief financial officer, added, “In the fourth quarter earnings release, we announced our intent to secure long-term, fixed-rate financing and board authorization to repurchase shares. I am pleased that in the first quarter the company secured long-term financing of $300 million and repurchased approximately 1.3 million shares of the company’s common stock under its repurchase plan.”
First Quarter Orders (constant currency)
Total orders for financial self-service and security products and services were up in the low double-digit range from the prior year period. Financial self-service orders were up in the low double-digit range, with solid order growth in EMEA and Asia Pacific offset by order declines in the high single-digit range in North America. Security orders increased in the low double-digit range.
Revenue
Total revenue for the quarter was up 16.5 percent, led by security products and services revenue, which was up by 21.5 percent over first quarter 2005. Additionally, election systems and lottery systems revenue were up nearly $25 million and $19 million, respectively. Financial self-service revenue was up 3.9 percent in the quarter with EMEA showing an increase of 50.0 percent and Asia Pacific up 9.6 percent, partially offset by a decline of 6.8 percent in the Americas. During the quarter, the net positive currency impact was approximately $10.7 million, or 2.0 percent. The positive currency impact on revenue was due to the year-over-year strengthening of the Brazilian real, partially offset by the weakening of the euro.
Gross Margin
Total gross margin for the quarter was 23.2 percent, compared to 25.9 percent in the first quarter 2005. Restructuring charges of $0.9 million were included in the first quarter 2006, while restructuring charges of $7.2 million were recorded in the first quarter 2005.
Product gross margin was 28.8 percent, compared to 28.9 percent in the first quarter 2005. Restructuring charges of $0.7 million were included in the first quarter 2006, while restructuring charges of $6.8 million were recorded in the first quarter 2005. Excluding restructuring charges, product gross margin would have been 29.1 percent in the first quarter 2006, compared to 31.7 percent in the first quarter 2005. A higher mix of revenue from the lower margin security and international financial self-service businesses, coupled with unfavorable financial self-service sales mix within North America, adversely impacted product gross margin. This effect was partially offset by cost improvements and pricing discipline.
Service gross margin was 18.3 percent, compared to 23.7 percent in the first quarter of 2005. Restructuring charges of $0.2 million were included the first quarter 2006, while restructuring charges of $0.4 million were recorded in the first quarter 2005. Excluding restructuring charges, service gross margin would have been 18.4 percent in the first quarter 2006, compared to 23.8 percent in the first quarter 2005. The drop in service margin was a result of margin declines in EMEA, service acquisitions that currently operate below expected gross margin levels, and increased service costs, partially offset by an improvement in contract pricing. The increase in service costs includes investments in customer service engineers and associated resources to further improve performance in targeted areas.
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PAGE 4/DIEBOLD ANNOUNCES FIRST QUARTER RESULTS
Income from Continuing Operations
Income from continuing operations was 2.0 percent of revenue compared to 5.2 percent in the first quarter 2005. While total product gross margins were flat between quarters, the decline in net income was due primarily to lower service gross margins both domestically and internationally. First quarter 2006 operating expenses included restructuring charges of $3.1 million due to realignment of global research and development efforts. In addition, quarter-over-quarter operating expenses were higher due to increased IT costs, increased intangible amortization expense related to acquisitions, the impact of expensing stock options in 2006 and higher legal expenses. Finally, net income from continuing operations was adversely affected by higher interest expense and a higher effective tax rate.
Balance Sheet, Cash Flow and Share Repurchase Highlights
The company’s net debt* was $287.5 million at March 31, 2006 compared to $45.6 million at March 31, 2005. The $241.9 million increase in net debt* over the last 12 months was principally due to free cash flow* of $38.3 million and $4.4 million decrease in other assets offset by share repurchases of $190.1 million, dividends of $57.8 million and acquisitions of $36.7 million.
In the first quarter, free cash flow* decreased by $15.9 million, moving from free cash flow* of $58.4 million in the first quarter of 2005 to $42.5 million in the first quarter of 2006. The decrease in free cash flow* was due primarily to reduced net income of $15.2 million.
Days sales outstanding (DSO) were 86 days at March 31, 2006, compared to 83 days at March 31, 2005. The three-day increase in DSO was primarily due to slower collections in Asia Pacific compared to the first quarter 2005. The other international operations showed significant improvement from first quarter 2005, while North America declined slightly. Inventory turns improved to 5.3 turns at March 31, 2006 from 5.1 turns at March 31, 2005. The improvement was largely due to an improvement in U.S. operations.
In the first quarter 2006, Diebold repurchased approximately 1.3 million shares of the company’s common stock under its repurchase plan. The company can repurchase an additional 3.1 million shares under its repurchase plan.
On March 2, 2006, the company secured long-term financing of $300 million, taking advantage of current attractive rates. The company used approximately $160 million from this financing during the first quarter to repay debt outstanding under its revolving credit facility. The company intends in the second quarter of 2006 to use the remaining balance of $140 million to further repay debt outstanding under its revolving credit facility.
Restructuring
The company incurred first quarter restructuring charges of $.04 per share. The majority of these costs are due to realignment of research and development efforts globally.
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*See accompanying notes for non-GAAP measures.

PAGE 5/DIEBOLD ANNOUNCES FIRST QUARTER RESULTS
Full-year restructuring charges are anticipated to be in the range of $.50 to $.55 per share. This includes previously announced restructuring charges of $.12 per share and the anticipated restructuring charges of $.38 to $.43 per share as a result of the planned closure of the Cassis production facility. While the company will work to complete the restructuring actions related to the planned closure of Cassis in 2006, and its current 2006 outlook reflects this impact, there is a possibility that these actions and some or all of the related restructuring charges could extend into 2007.
Outlook
The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially. These statements do not include the potential impact of any future mergers, acquisitions, disposals or other business combinations.
Full-year 2006 outlook
The company has adopted SFAS No. 123R, “Accounting for Stock-Based Compensation” on a prospective basis. The company estimates the impact of expensing stock options in 2006 will be approximately $.06 per share, and has included this estimate in the outlook below. Expectations for the full-year 2006 include:
•	Revenue growth of 2 to 4 percent
•	Financial self-service revenue expected to be essentially flat.

•	Security revenue growth of 9 to 12 percent.

•	Election systems revenue is anticipated to be in the range of $125 to $140 million.

•	Brazilian lottery systems revenue of $30 to $35 million.
•	Earnings per share

EPS — GAAP	$1.18-$1.28
Restructuring actions	$.50-$.55

EPS — Non-GAAP, excluding restructuring	$1.68-$1.83

•	Free cash flow* including restructuring actions is now expected to be $140 to $170 million, which includes $30 million of anticipated cash charges associated with the Cassis restructuring.
Financial Information
Thomas W. Swidarski and Kevin J. Krakora will discuss the company’s financial performance during a conference call today at 10:00 a.m. (ET). Access is available from Diebold’s Web site at www.diebold.com. The replay can also be accessed on the site for up to three months after the call.
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*See accompanying notes for non-GAAP measures.

PAGE 6/DIEBOLD ANNOUNCES FIRST QUARTER RESULTS
Revenue Summary by Product, Service and Geographic Area
Revenue Summary by Product and Service Solutions
(In Thousands — Quarter Ended March 31, 2006)

				% Change
			% Change	constant
	2006	2005	GAAP	currency*
Financial Self-Service
Products	$179,757	$173,347	3.7%	0.9%
Services	223,798	215,156	4.0%	1.4%

Total Fin. self-service	403,555	388,503	3.9%	1.2%

Security solutions
Products	68,926	60,051	14.8%	14.0%
Services	102,140	80,740	26.5%	26.8%

Total Security	171,066	140,791	21.5%	21.3%

Total Fin. self-service & security	574,621	529,294	8.6%	6.4%

Election systems
Products	24,661	2,874	758.1%	756.0%
Services	5,772	2,982	93.6%	92.8%

Total Election systems	30,433	5,856	419.7%	418.1%

Lottery systems	18,637	—	N/A	N/A

Total Revenue from Continuing Operations	$623,691	$535,150	16.5%	14.3%

Revenue Summary by Geographic Area
(In Thousands — Quarter Ended March. 31, 2006 )

				% Change
			% Change	constant
	2006	2005	GAAP	currency
The Americas
Financial self-service solutions	$266,613	$286,065	-6.8%	-11.2%
Security solutions	158,249	134,454	17.7%	17.0%

subtotal	424,862	420,519	1.0%	-2.4%

Election systems	30,433	5,856	419.7%	418.1%
Lottery systems	18,637	—	N/A	N/A

Total Americas	473,932	426,375	11.2%	7.4%

Asia Pacific
Financial self-service solutions	45,346	41,379	9.6%	10.5%
Security solutions	8,706	6,337	37.4%	45.4%

Total Asia Pacific	54,052	47,716	13.3%	15.0%

Europe, Middle East, Africa
Financial self-service solutions	91,596	61,059	50.0%	59.0%
Security solutions	4,111	—	N/A	N/A

Total Europe, Middle East, Africa	95,707	61,059	56.7%	66.7%

Total Revenue from Continuing Operations	$623,691	$535,150	16.5%	14.3%

*See accompanying notes for non-GAAP measures.
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PAGE 7/DIEBOLD ANNOUNCES FIRST QUARTER RESULTS
Notes for Non-GAAP Measures
1.	Reconciliation of GAAP EPS to non-GAAP measures:

Three Months 2006
Total EPS (GAAP)	$0.18
Restructuring Charges	0.04

Operating EPS (Non-GAAP)	$0.22

The company believes excluding these items provides meaningful insight into the ongoing performance of its operations.

2.	Constant currency is used to depict order and GAAP revenue growth in local currency without the benefit or detriment occurring from currency fluctuations.

3.	Free cash flow/(use) is calculated as follows:

	Q1 2006	Q1 2005
Net cash provided by operating activities (GAAP measure)	$54,357	$78,430
Capital expenditures	(8,776)	(13,712)
Rotable spares expenditures	(3,104)	(6,322)

Free cash flow (non-GAAP measure)	$42,477	$58,396

The company believes that free cash flow is a meaningful indicator of cash generated for discretionary purposes.

4.	Net (debt) is calculated as follows:

	March 31,	December 31,	March 31,
	2006	2005	2005
Cash, cash equivalents and other investments (GAAP measure)	$368,416	$260,785	$180,001
Less Industrial development revenue bonds and other	(13,450)	(13,450)	(13,500)
Less Notes payable	(642,468)	(489,194)	(212,097)

Net (debt) (non-GAAP measure)	$(287,502)	$(241,859)	$(45,596)

Given the significant cash, cash equivalents and other investments on the balance sheet, the company believes a meaningful debt calculation is to provide net cash against outstanding debt.
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PAGE 8/DIEBOLD ANNOUNCES FIRST QUARTER RESULTS
Forward-Looking Statements
     In this press release, statements that are not reported, financial results or other historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give current expectations or forecasts of future events and are not guarantees of future performance. These forward-looking statements relate to, among other things, the company’s future operating performance, the company’s share of new and existing markets, the company’s short- and long-term revenue and earnings growth rates, the company’s implementation of cost-reduction initiatives and measures to improve pricing, including the optimization of the company’s manufacturing capacity. The use of the words “believes,” “anticipates,” “expects,” “intends” and similar expressions is intended to identify forward-looking statements that have been made and may in the future be made by or on behalf of the company. Although the company believes that these forward-looking statements are based upon reasonable assumptions regarding, among other things, the economy, its knowledge of its business, and on key performance indicators that impact the company, these forward-looking statements involve risks, uncertainties and other factors that may cause actual results to differ materially from those expressed in or implied by the forward-looking statements. The company is not obligated to update forward-looking statements, whether as a result of new information, future events or otherwise.
Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Some of the risks, uncertainties and other factors that could cause actual results to differ materially from those expressed in or implied by the forward-looking statements include, but are not limited to:
•	competitive pressures, including pricing pressures and technological developments;

•	changes in the company’s relationships with customers, suppliers, distributors and/or partners in its business ventures;

•	changes in political, economic or other factors such as currency exchange rates, inflation rates, recessionary or expansive trends, taxes and regulations and laws affecting the worldwide business in each of the company’s operations, including Brazil, where a significant portion of the company’s revenue is derived;

•	acceptance of the company’s product and technology introductions in the marketplace;

•	unanticipated litigation, claims or assessments;

•	the timely completion of the company’s new manufacturing operation for financial self-service terminals and related components in the Eastern European region;

•	costs associated with the planned closure of the company’s Cassis production facility, including the timing of related restructuring charges;

•	the company’s ability to reduce costs and expenses and improve internal operating efficiencies, including the optimization of the company’s manufacturing capacity;

•	the company’s ability to successfully implement measures to improve pricing;

•	variations in consumer demand for financial self-service technologies, products and services;

•	challenges raised about reliability and security of the company’s election systems products, including the risk that such products will not be certified for use or will be decertified;

•	changes in laws regarding the company’s election systems products and services;

•	potential security violations to the company’s information technology systems; and

•	the company’s ability to achieve benefits from its cost-reduction initiatives and other strategic changes.
Diebold, Incorporated is a global leader in providing integrated self-service delivery and security systems and services. Diebold employs more than 14,000 associates with representation in nearly 90 countries worldwide and is headquartered in Canton, Ohio, USA. Diebold reported revenue of $2.6 billion in 2005 and is publicly traded on the New York Stock Exchange under the symbol ‘DBD.’ For more information, visit the company’s Web site at www.diebold.com.
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PR/XXXX

DIEBOLD, INCORPORATED
CONDENSED CONSOLIDATED INCOME STATEMENTS — UNAUDITED
(IN THOUSANDS EXCEPT EARNINGS PER SHARE)

	Three months ended March 31
	2006	2005
Net Sales
Product	$291,981	$236,272
Service	331,710	298,878

Total	623,691	535,150

Cost of goods
Product	207,847	168,089
Service	270,971	228,193

Total	478,818	396,282

Gross Profit	144,873	138,868
Percent of net sales	23.2%	25.9%

Operating expenses
Selling, general and administrative	102,244	82,008
Research, development and engineering	19,120	14,265

Total	121,364	96,273
Percent of net sales	19.5%	18.0%

Operating profit	23,509	42,595
Percent of net sales	3.8%	8.0%

Other expense and minority interest, net	(3,969)	(1,252)

Income from continuing operations before taxes	19,540	41,343
Percent of net sales	3.1%	7.7%

Taxes on income	(6,839)	(13,491)
Effective tax rate	35.0%	32.6%

Income from continuing operations	$12,701	$27,852

Percent of net sales	2.0%	5.2%

Income from discontinued operations, net of tax	$—	$89

Net income	$12,701	$27,941

Basic weighted average shares outstanding	68,534	71,661
Diluted weighted average shares outstanding	68,840	72,246

Basic Earnings Per Share from continuing operations	$0.19	$0.39
Basic Earnings Per Share from discontinued operations	—	0.00

Total Basic Earnings Per Share	$0.19	$0.39

Diluted Earnings Per Share from continuing operations	$0.18	$0.38
Diluted Earnings Per Share from discontinued operations	—	0.00

Total Diluted Earnings Per Share	$0.18	$0.38

DIEBOLD, INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS — UNAUDITED
(IN THOUSANDS)

	March 31, 2006	December 31, 2005
ASSETS
Current assets
Cash and cash equivalents	$311,315	$207,900
Short-term investments	57,101	52,885
Trade receivables, net	648,627	676,361
Inventories	387,922	341,614
Other current assets	160,309	149,120

Total current assets	1,565,274	1,427,880

Securities and other investments	67,570	54,154
Property, plant and equipment, net	274,594	276,966
Goodwill	401,815	389,134
Other assets	213,857	205,059

	$2,523,110	$2,353,193

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable	$14,137	$34,472
Accounts payable	154,146	180,725
Other current liabilities	425,724	364,834

Total current liabilities	594,007	580,031

Long-term notes payable	628,331	454,722
Long-term liabilities	167,969	165,591
Total shareholders’ equity	1,132,803	1,152,849

	$2,523,110	$2,353,193

DIEBOLD, INCORPORATED
CONSOLIDATED STATEMENTS OF CASH FLOWS — UNAUDITED
(IN THOUSANDS)

	Three Months Ended
	March 31, 2006	March 31, 2005
Cash flow from operating activities:
Net Income from continuing operations	$12,701	$27,941
Adjustments to reconcile net income to cash provided by operating activities:
Net income from discontinued operations	—	(89)
Depreciation and amortization	23,479	19,897
Deferred income taxes	(192)	6,289
Loss on sale of assets, net	2,890	175
Minority share of income	992	956
Cash provided (used) by changes in certain assets and liabilities:
Trade receivables	29,522	43,182
Inventories	(40,490)	(20,846)
Accounts payable	(27,959)	(29,659)
Certain other assets and liabilities	53,414	30,584

Net cash provided by operating activities	54,357	78,430

Cash flow from investing activities:
Payments for acquisitions, net of cash acquired	(9,044)	—
Net investment activity	(644)	6,488
Capital expenditures	(8,776)	(13,712)
Rotable spares expenditures	(3,104)	(6,322)
Increase in certain other assets	(14,899)	(8,426)

Net cash used by investing activities	(36,467)	(21,972)

Cash flow from financing activities:
Dividends paid	(14,745)	(14,697)
Net borrowings (repayments)	149,675	(71,796)
Repurchase treasury shares	(51,921)	—
Other financing activities	(197)	1,958

Net cash provided by (used in) financing activities	82,812	(84,535)

Effect of exchange rate changes on cash	2,713	(2,572)

Increase (decrease) in cash and cash equivalents	103,415	(30,649)
Cash and cash equivalents at the beginning of the period	207,900	184,045

Cash and cash equivalents at the end of the period	$311,315	$153,396